Exhibit 99.2

FDCTech’s Quarterly Release for the First Quarter (FY22 Q2) Results

The increase in revenue by 2,294.79% after the successful acquisition of AD Advisory Services Pty Ltd. The Company continues to build on its technology-driven acquisition growth strategy and is confident that the recent market correction may provide opportunities for more strategic acquisition targets.

Irvine, CA: May 11, 2022, FDCTech, Inc. (“FDC” or the “Company,” OTCQB: FDCT), a fintech-driven company specializing in buying and integrating small to mid-size legacy financial services companies, today announced the following results for the quarter ended March 31, 2022, as compared to the corresponding period of last fiscal year:

●	The revenues generated for the three months ended March 31, 2022, and 2021 were $1,541,122 and $64,353, respectively.

●	The increase in revenue by 2,294.79% results from the consolidation of AD Advisory Services Pty Ltd. revenues.

●	During the three months ended March 31, 2022, and 2021, the Company incurred a net loss of $389,196 and $221,838.

●	The cash on hand was $297,643 as of March 31, 2022, compared to $93,546 on December 31, 2021. The increase in cash on hand is mainly due to funds from issuing the promissory note with a face value of $550,000.

●	On March 31, 2022, the total stockholders’ equity was $1,515,708 compared with a total stockholders’ equity of $1,625,448 on December 31, 2021.

Outlook on Company’s Subsidiary – AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. (ADS) is an Australian-regulated wealth management company with 20 offices, 28 advisors, and $530+ million in funds under advice. ADS offers different licensing, compliance, and education solutions to financial planners to meet the specific needs of their practice.

For the three months ended 03/31/22(1) (Unaudited)
Revenue, $	1,473,622
Cost of sales, $	1,314,956
Gross Profit, $	158,666

(1)	Consolidated in the Company financial statements.

ADS’ revenues, cost of sales, and gross profits for the three months ended March 31, 2022, were $1,473,622, $1,314,956, and $158,666, respectively. ADS reported a net profit of $30,098.

According to the Adviser Ratings 2022 Financial Advice Landscape Report, the median fees charged to consumers seeking financial advice (Advised Clients) increased from AUD$3,256 to AUD$3,529 a year, representing an 8% percent increase, or 40% over the three years to December 2021. The demand for advice remains steady as 29% of Australians desire professional advice; however, the affordability for consumers seeking professional advice is decreasing. The Company believes that the market timing is right to develop (or acquire), market, and launch a digital wealth management solution to cover investments, retirement, insurance, and estate planning end-to-end solutions.

Update of NFT Marketplace and Condor Investing & Trading App

The Company is developing the Condor Investing & Trading App, a simplified trading platform for traders with varied experiences in trading stocks, ETFs, and other financial markets from their mobile phones. The Company expects to test the App with the live field by the end of June 30, 2022 and expects to commercialize the App soon after completing the guaranteed test run.

The Company is developing NFT Marketplace, a decentralized NFT peer-to-peer marketplace on the Ethereum blockchain with an option to add multichain. The Company expects to commercialize the NFT Marketplace by the end of the second quarter of the fiscal year ended December 31, 2022.

Please visit our SEC filings or Company’s website for more information on the full results and management’s plan.

AD Advisory Services Pty Ltd.

AD Advisory Services Pty Ltd. – AFSL No. 237058, an independent specialist dealer group, provides licensing solutions for select education and compliance-focused financial advisors & accountants. ADS has a dedicated management team are qualified financial planners that service metro and regional practices around Australia.

FDCTech, Inc.

FDCTech, Inc. (“FDC”) is a US-based, fully integrated financial technology company. FDC specializes in buying and integrating small to mid-size legacy financial services companies. FDC develops and delivers a full suite of technology infrastructure solutions to forex, crypto, wealth management, and other future-proof financial sectors.

Press Release Disclaimer

This press release’s statements may be forward-looking statements or future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets, and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, regarding the accuracy, completeness, or updated status of such forward-looking statements or information provided by the third party. Therefore, in no case whatsoever will Company and its affiliate companies be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or any related damages.

Contact Media Relations

FDCTech, Inc.

info@fdctech.com

www.fdctech.com

+1 877-445-6047

200 Spectrum Center Drive, Suite 300,

Irvine, CA, 92618